American Real Estate Partners, L.P.


                                                          FOR IMMEDIATE RELEASE

Contact:          Information Agent:
                  Beacon Hill Partners, Inc.
                  (212) 843-8500


                          TENDER OFFER BY AFFILIATE OF
                  AMERICAN REAL ESTATE PARTNERS, L.P. EXTENDED



Mount Kisco,  N.Y., April 7, 1998 - American Real Estate  Partners,  L.P. (NYSE:
ACP) announced today that its affiliate, Olympia Investors, L.P., a Delaware limited partnership, has extended the expiration date of its offer (the "Offer") to purchase up to approximately 40% of the outstanding Units of Integrated Resources High Equity Partners, Series 85 (the "Partnership") to 12:00 midnight, New York City time, on Tuesday, May 5, 1998. As of April 7, 1998 11,049 Units had been tendered to the depositary pursuant to the Offer.

American Real Estate Partners, L.P. is a master limited partnership primarily engaged in acquiring and managing real estate investments, with a primary focus on office, retail, industrial, hotel and residential properties.















100 South Bedford Road    o   Mount Kisco, NY 10549     o   914-242-7700
o   914-242-9282 (Fax)

                                                    1